EXHIBIT 99.1

BJ's Restaurants Opens in McCandless, Pennsylvania

HUNTINGTON BEACH, Calif., June 9, 2015 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced the opening of its newest restaurant in McCandless, Pennsylvania, on Monday, June 8, 2015. The new BJ's Restaurant and Brewhouse® is located at the intersection of Highway 19 and Duncan Avenue at the 1.2 million square foot McCandless Crossing mixed use development.  The restaurant is approximately 7,500 square feet, seats approximately 225 guests and features BJ's extensive menu, including BJ's signature deep-dish pizza, award-winning handcrafted beer and famous Pizookie® dessert.  BJ's unique, contemporary décor provides the perfect environment for all dining occasions. Hours of operation are from 11:00 a.m. to 12:00 midnight Sunday through Thursday, and 11:00 a.m. to 1:00 a.m. Friday and Saturday.

"We are excited to bring the BJ's restaurant concept to Pennsylvania with the opening of our newest restaurant in McCandless, a northern suburb of Pittsburgh," commented Greg Trojan, President and CEO. "We anticipate opening several more restaurants in the Pennsylvania market over the next several years as we continue our national expansion. The McCandless restaurant is our fifth new restaurant to open in fiscal year 2015. We currently remain on track to open at least 15 new restaurants this fiscal year, and anticipate opening two more restaurants by the end of this month in Baltimore, Maryland and Columbus, Ohio."

BJ's Restaurants, Inc. currently owns and operates 161 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse®, BJ's Pizza & Grill® and BJ's Grill® brand names. BJ's Restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts, including the Pizookie® dessert. The Company operates several microbrewery restaurants in addition to using independent third party brewers to produce and distribute BJ's critically acclaimed craft beers. The Company's restaurants are located in the 20 states of Arizona, Arkansas, California, Colorado, Florida, Indiana, Kansas, Kentucky, Louisiana, Maryland, Nevada, New Mexico, New York, Ohio, Oklahoma, Oregon, Pennsylvania, Texas, Virginia and Washington. Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

For further information, please contact Greg Levin of BJ's Restaurants, Inc. at (714) 500-2400.